UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 15, 2009
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ANADIGICS, INC.
(Exact name of registrant as specified in its charter)
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DELAWARE (State or other jurisdiction of incorporation)	000-51532 (Commission File Number)	22-2582106 (IRS Employer Identification No.)

141 Mt. Bethel Road, Warren, New Jersey (Address of principal executive offices)	07059 (zip code)

Registrant’s telephone number, including area code: (908) 668-5000

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (sec General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of  Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On January 15, 2009, ANADIGICS, Inc. (the “Company”) issued a press release announcing that the Company has appointed Mario A. Rivas President and Chief Executive Officer of the Company.  Mr. Rivas will replace Gilles Delfassy, who had been serving as the Company’s interim President and Chief Executive Officer pending completion of a search for a replacement for the Company’s former Chief Executive Officer, Dr. Bami Bastani, who resigned in August 2008.  Mr. Delfassy will remain as a director of the Company and will retain his position as Chairman of the Company’s Board of Directors.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

(c)

On January 15, 2009, the Company concluded its search for a Chief Executive Officer and appointed Mario A. Rivas, age 54, as the Company’s new President and Chief Executive Officer and as a member of the Company’s Board of Directors.  A copy of the related press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Rivas most recently served as Chief Executive Officer of Quartics, Inc., a fabless semiconductor and software company based in Irvine, California.  From 2005 to 2008, he was a senior executive at Advanced Micro Devices, Inc., where he managed the computing solutions group.  Prior to joining Advanced Micro Devices, Inc., Mr. Rivas managed the communications business of Philips Semiconductor as well as its foundry operations, purchasing, and assembly and testing.

In connection with his appointment, the Company entered into an employment agreement with Mr. Rivas on January 15, 2009, which sets forth terms and provisions governing Mr. Rivas’s employment as President and Chief Executive Officer of the Company, which will commence on February 1, 2009 (the “Employment Date”).

Mr. Rivas’s employment agreement extends from January 15, 2009 to December 31, 2010.  As provided in the agreement, Mr. Rivas will receive (i) a fixed base salary of $450,000 per year; (ii) the potential to earn an annual bonus targeted at 100 percent of his then current base salary based on the Company’s attainment of financial targets; (iii) the grant on the Employment Date of stock options to purchase (A) 500,000 shares of common stock of the Company as a grant for 2009 under the Company’s 2005 Long Term Incentive and Share Award Plan at an exercise price equal to the closing price of the Company’s stock on the business day immediately prior to the Employment Date, vesting entirely on the one year anniversary of the Employment Date and expiring ten years from the Employment Date and (B) 700,000 shares of common stock of the Company at an exercise price equal to the closing price of the Company’s stock on the business day immediately prior to the Employment Date, of which 250,000 shares vest on the second anniversary of the Employment Date and 450,000 shares vest on the third anniversary of the Employment Date, and expiring ten years from the Employment Date; (iv) the potential to be awarded additional stock options and/or restricted stock pursuant to the Company’s Long Term Incentive and Share Award Plan; and (v) reasonable rental costs of a temporary residence on the east coast and one automobile for up to 60 days.

If the Company terminates Mr. Rivas’s employment without “cause” or if Mr. Rivas terminates his employment for “good reason” (as such terms are defined in Mr. Rivas’s employment agreement), Mr. Rivas is entitled to receive: (i) an amount equal to 200% of the sum of (A) his then annual base salary plus (B) his annual bonus, if any, earned during the immediately preceding calendar year; (ii) any base salary earned but not yet paid as of the date of termination; (iii) any annual bonus for the year prior to the year of termination awarded and earned but not yet paid; (iv) continuation of Mr. Rivas’s health benefits, if any, at the level in effect on the date of termination through the earlier to occur of (A) 12 months from such termination of employment or (B) the date Mr. Rivas commences employment with another entity; and (v) immediate vesting of Mr. Rivas’s stock options.

Mr. Rivas’s employment agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference and the description thereof contained in this Form 8-K is qualified in all respects by the terms and provisions of such agreement.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Employment Agreement of Mario A. Rivas dated as of January 15, 2009.
99.1	Press Release issued on January 15, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                      January 15, 2009

ANADIGICS, Inc.
By: /s/ Thomas C. Shields
Name: Thomas C. Shields Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement of Mario A. Rivas dated as of January 15, 2009.
99.1	Press Release issued on January 15, 2009.